Exhibit 99.1

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

May 1, 2025	Contact:	Steven F. Nicola
Chief Financial Officer

Matthews International Announces Closing of SGK Brand Solutions Sale

PITTSBURGH, May 1, 2025 (GLOBE NEWSWIRE) – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today announced the successful closing of the sale of its SGK Brand Solutions business (“SGK”) to a newly formed entity created by affiliates of SGS & Co (“SGS”). The transaction combines SGK and SGS into a new company that is expected to be a leading global provider of brand solutions.

Under the terms of the transaction, Matthews received upfront consideration of $350 million, consisting of $250 million in cash at closing, $50 million of preferred equity in the new entity, and the retention of approximately $50 million in trade receivables under its securitization program. Matthews also receives a 40% common equity interest in the new company.

The cash proceeds will be used to significantly reduce Matthews’ outstanding debt, strengthening the Company’s balance sheet and positioning it for future strategic initiatives. The new entity, led by Gary R. Kohl as Chief Executive Officer and Matthew T. Gresge as Executive Chairman, is projected to realize more than $50 million in annual cost synergies and growth opportunities through the combined portfolio of services and clients over the next 30 months, further enhancing the value of Matthews’ ongoing ownership stake. Previously, Mr. Kohl served as the Group President of SGK for seven years at Matthews.

“We are pleased to have successfully closed this transaction,” said Joseph C. Bartolacci, President and Chief Executive Officer of Matthews International. “The sale of SGK accelerates our strategic focus on our core businesses while substantially improving our financial flexibility. We believe the new entity, under Gary’s proven leadership, is well-positioned for strong performance, and Matthews will continue to benefit from its future growth through our minority interest.”

“This combination creates a powerful platform for growth and innovation,” said Gary R. Kohl, Chief Executive Officer of the new entity. “Together, SGK and SGS bring unparalleled capabilities to our clients worldwide. We are excited about the opportunities ahead and deeply appreciate the support from Matthews as we launch this next chapter.”

Matthews will report its investment in the new entity under the equity method of accounting, with the SGK business no longer fully consolidated in the Company’s financial statements.

The Board’s broader strategic review of Matthews’ portfolio remains ongoing, underscoring the Company’s commitment to maximizing shareholder value.

About Matthews International

Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Company has over 5,400 employees in 19 countries on four continents that are committed to delivering the highest quality products and services.

Forward Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include our ability to achieve the anticipated benefits of the joint venture transaction that recently closed, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, including changes in costs due to adjustments to tariffs, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

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